Exhibit 10.34

ICO Satellite Services GP
2300 Carillon Point
Kirkland WA 98033
USA

Tel +1 425828-8000
Fax +1 425 828-8021

December 16, 2005

David Zufall

11005 Burywood Lane

Reston, VA 20194

Dear David,

I am pleased to confirm our offer of employment as Senior Vice President, Ground Segment. Your anticipated start date is January 1, 2005.

As Senior Vice President, Ground Segment your monthly salary will be $18,000. Payroll is processed monthly in arrears. We are pleased to offer you a 30% annual bonus, guaranteed for the first year and determined by ICO’s board of directors and management based on both personal and company performance in the years following. You are eligible to receive 250,000 options vesting on a four year schedule at 25% at the completion of each year. The vested options will be exercisable at $4.75 per share.

You will be eligible for four weeks (20 business days) of vacation per year accrued at a rate of 1.67 days per month of employment as well as all company holidays.

ICO currently offers all US employees the following benefits with 100% employer paid premiums; group medical coverage through Aetna, group dental coverage through Genworth Financial, group long-term disability, accidental death & dismemberment and life insurance through Unum. ICO also offers a 401(k) plan through Fidelity Investments. ICO contributes the equivalent of 12 % of your basic monthly salary (within IRS regulatory limits) into your individual 401(k) account which vests immediately. Details of these benefits are included in the enclosed booklets. You are eligible to participate in each of these benefits, though ICO reserves the right to change its benefit plans at ICO’s discretion.

We look forward to a long and mutually beneficial employment relationship, but wish to confirm that this is an employment-at-will relationship and ICO recognizes that you have the right to terminate your employment with ICO at any time with or without reason. Please be aware that ICO reserves a similar right to end the employment relationship at any time with or without reason. This offer is in no way meant to guarantee employment for any specific length of time.

Should you have any questions, call me at 925 299 5330.

Please confirm your acceptance of this offer by signing both copies of this letter and returning one signed copy to me in the enclosed envelope.

Yours Sincerely,

Craig Jorgens

President

I accept ICO’s offer of employment as outlined in this letter.

/s/ David Zufall	1/24/06
David Zufall	Date

* Offer includes salary beginning 12/1/05